Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS SECOND QUARTER RESULTS;
SIGNIFICANT PROGRESS ON CAPITAL AND LIQUIDITY

     Earnings from continuing operations of $48.1 million, $0.12 per share;
Home lending disposition closed, proceeds received, loss of $2.1 billion recorded
Credit reserves increased and capital ratios remain strong

     NEW YORK – July 17, 2008 – CIT Group Inc. (NYSE: CIT) today reported income from continuing operations of $48.1 million ($31.4 million after preferred dividends), or $0.12 per share, for the second quarter of 2008, down from $352.1 million ($344.6 million after preferred dividends), or $1.76 per share for the comparable 2007 quarter. Year to date, the net loss from continuing operations totaled $203.6 million ($227.8 million after preferred dividends), or $1.00 per share, compared to net income of $528.4 million ($344.6 million after preferred dividends), or $2.61 per share in 2007. Including losses from discontinued operations, CIT reported a net loss for the second quarter of 2008 of $2.1 billion, or $7.88 per share, compared to a net loss of $135 million or $0.69 per share, in the second quarter of 2007.

     “We made significant progress on the strategic capital and liquidity initiatives we outlined earlier this year despite challenging market conditions,” said Jeffrey M. Peek, Chairman and CEO. “We will continue to take actions to right-size the Company to enhance profitability. To that end, the sale of our home lending business, which negatively impacted our earnings and overshadowed the performance of our core commercial businesses, has eliminated a major area of risk and uncertainty from our portfolio. In the second half of this year we will further strengthen our balance sheet, improve our funding profile and continue to meet the financing needs of our clients.”

     The following table displays the components of net income/loss. The loss from discontinued operations reflects the home lending business including the loss on sale in the current period. Prior period balances have been conformed to reflect the home lending business as a discontinued operation.

Quarters ended ($ in millions)	June 30, 2008		March 31, 2008
	Income / (Loss)		Income / (Loss)
		Per Share		Per Share

Income / (loss) from continuing operations	$48.1	$0.18	$(251.7)	$(1.32)
Discontinued operations	(2,115.8)	(8.00)	2.0	0.01
Preferred stock dividends	(16.7)	(0.06)	(7.5)	(0.04)

Net loss	$(2,084.4)	$(7.88)	$(257.2)	$(1.35)

     Income from continuing operations reflects losses on asset sales completed for liquidity purposes and other related charges in both quarters, though the first quarter results were impacted to a greater degree. Second quarter results include $9.2 million in pretax losses ($5.6 million after tax, $0.02 EPS) relating to asset sales and $19.5 million in pretax securitization impairment charges ($11.9 million after tax, $0.04 EPS) that were triggered by liquidity considerations. The prior quarter included pretax charges of $112.5 million and $33.2 million ($69.5 million and $20.1 million after tax, $0.36 and $0.11 EPS) related to asset sales and securitization impairments. The prior quarter also included a $148.1 million pretax charge ($89.5 million after tax, $0.47 EPS) relating to the discontinuation of our commercial paper hedging program.

     Other items impacting the results include current and prior quarter provisions for severance and real estate exit activities of $17.0 million and $69.1 million ($10.3 million and $42.4 million after tax, $0.04 and $0.22 EPS) and a $55.9 million ($0.29 EPS) favorable income tax adjustment in the first quarter.

     Also of note in the second quarter are a $60 million increase to the reserve for credit losses and approximately $15 million of net interest costs on our significant cash liquidity position, which is invested in lower yielding, short-term investments.

     We made considerable progress advancing our strategy to transition CIT into a smaller company exclusively focused on commercial finance and took deliberate measures to bolster our balance sheet, by completing the following actions:

•	Raised $1.6 billion in capital through the sale of common and preferred stock.
•

Closed on the sale of the home lending business and manufactured housing portfolio in early July, with approximately $9.8 billion of finance receivable unpaid principal balance and other assets and $4.3 billion of debt transferring to the purchasers and substantially all of the $1.8 billion in cash proceeds received.

•	Reduced commercial finance and lease assets by $3 billion by selling $2.1 billion of loans and $300 million of aircraft, syndicating new loan originations and limiting new business volume.

The ratio of total tangible equity to managed assets at June 30, 2008 improved to 9.02% (excluding home lending assets) from 8.33% at March 31, 2008, and is above the Company’s 8.5% target. Approximately 80% of commercial assets remain unencumbered ($44 billion).

Paramount to our long-term success is returning to a more balanced funding model. During the second quarter, we completed several financings that extended our liquidity horizon through 2009 including:

•	Received $0.8 billion of proceeds from secured financings, including public equipment securitizations and asset-backed conduit financings.
•	Obtained a $3 billion long-term, committed financing facility from Goldman Sachs to finance both existing assets and new originations across multiple asset classes.
•

Executed a secured aircraft financing facility, under which we expect to finance the $1.5 billion of Airbus plane deliveries scheduled through 2009. In July, we expect to finance $350 million under the facility.

•	CIT Bank, our Utah-based industrial loan corporation, originated $650 million of commercial loans.
•	Repaid $5.6 billion of unsecured term debt and commercial paper.

We ended the second quarter with $9.2 billion of cash, including $6.4 billion of immediately available cash, $1.0 billion of cash and short-term investments at CIT Bank (available to fund commercial originations by the bank), $0.6 billion of other cash balances, and $1.2 billion of restricted cash (largely related to securitizations).

While it is our intention to return to the unsecured term debt markets, we continue to maintain an alternate funding plan that enables us to meet at least 12-months of estimated liquidity needs without accessing the unsecured debt markets. We believe that our completed liquidity initiatives, combined with potential secured financings, additional asset sales and cash flow from operations, position the Company well to meet liquidity needs through the end of 2009.

Consolidated Financial Highlights of Continuing Operations:

Net Finance Revenue

•	Net finance revenue was up 3% from last quarter, outpacing the slight increase in average earning assets.
•

Net finance revenue as a percentage of average earning assets was 2.34%, up from 2.28% last quarter, as higher rental income and the benefit from the timing of rate resets (i.e. liability re-priced in advance of corresponding asset yield) were offset by the impact of higher non-accrual loans and the increased cost of liquidity.

•	Operating lease net revenue was 6.73% of average operating leases, down slightly from 6.76% last quarter.

Other Income

•	Other Income includes $9.2 million of pretax losses on the asset sales completed for liquidity purposes and $20 million in impairment charges on retained interests triggered by liquidity considerations. The prior quarter included an impairment charge of $33 million reflecting the re-pricing of debt costs underlying one of our vendor securitization conduit vehicles.
•	Fees and other income declined from the prior quarter on lower securitization related accretion and the liquidity related impairment of retained interests.
•	Factoring commissions were down from last quarter due to seasonal declines in factoring volumes and lower commission rates.
•	Gains on receivable sales and syndication fees were down from last quarter reflecting lower sale prices in the commercial loan market.
•	Commercial loan sales and syndication volume increased from last quarter as we sold receivables for liquidity purposes.
•	Strong equipment gains reflect the aircraft sales that closed in the second quarter and a $10 million gain on sale of a foreclosed energy plant asset.

Credit Quality – Commercial

•

Net charge-offs as a percentage of average finance receivables were 0.56% for the commercial businesses, down from 0.63% last quarter as that quarter included a $22 million charge-off of a loan to an energy company that filed for bankruptcy.

•

60+ day owned delinquencies for the commercial businesses were 2.43% of finance receivables, up from 1.70% last quarter, primarily due to weakening trends in certain consumer-related sectors, such as retail, and the inclusion of the aforementioned energy loan that was placed on non-accrual in the prior quarter, but is expected to be brought current in the third quarter.

•

Non-performing assets increased for the commercial businesses and were 2.03% of finance receivables at June 30, 2008, up from 1.68% from last quarter. Large-ticket commercial non-performing assets are reserved to expected realizable value based on underlying collateral and cash flows.

•

The commercial reserve for credit losses increased by $36 million. The reserve for credit losses as a percentage of finance receivables (excluding specific reserves for non- performing accounts) increased to 1.25% from 1.23% last quarter.

Credit Quality – Consumer Segment

•

Net charge-offs in the Consumer segment were $28 million, down from $31 million last quarter as lower charge-offs of unsecured consumer loans were offset by a slight increase in charge-offs of private student loans.

•

60+ day owned delinquencies were 4.98%, up modestly from 4.90% last quarter. Non- performing assets increased to $167 million from $87 million last quarter. The increase is due to student loans affected by the bankruptcy of a pilot training school last quarter.

•

Reserves for credit losses for our private student lending portfolio were increased by approximately $23 million during the quarter to approximately $161 million at June 30, 2008, most of which relates to loans to students of a pilot training school.

Expenses

•

Salaries and general operating expenses were up $14 million from last quarter, as lower operating expenses and headcount were offset by annual merit increases and higher professional fees and incentive compensation accruals, due to a one-time downward adjustment in incentive compensation accruals in the first quarter of 2008. Year to date, salaries and general operating expenses were down approximately $60 million, reflecting decreases across most expense categories, primarily lower salary and incentive compensation accruals.

•	Employee headcount for continuing operations totaled approximately 5,425 at June 30, 2008, down from 5,735 at March 31, 2008, and 6,430 a year ago.
•

Second quarter charges for severance and the disposition of facilities primarily related to the cessation of student lending originations totaled $17 million and reflect reductions of approximately 170 employees. Year to date charges totaled $86 million and reflect reductions of approximately 700 employees throughout the organization. Expected annual savings from these year to date actions are approximately $94 million, of which approximately $17 million was realized in the current quarter.

Income Tax Provision

•	The effective tax rate of 30.7% from continuing operations for the quarter was impacted by higher state and local taxes. The rate for the full year 2008 is expected to be significantly lower.

Volume and Assets

•

Total origination volumes, excluding factoring, declined from last quarter and last year as we have limited new origination volumes to balance our liquidity goals with franchise value considerations. Origination volume in our commercial businesses for the quarter was $4.9 billion, down from $5.1 billion last quarter.

•

Excluding the home lending sale, managed assets were down 4.6% from last quarter to $71.7 billion as the Company controlled balance sheet growth. The largest declines were in the Corporate Finance segment, reflecting asset sales, and lower Trade Finance levels due to seasonal trends and general economic conditions.

•

Sales and syndication activity for the current quarter totaled $2.0 billion (40% of commercial origination volume) excluding the asset-based lending receivable sales previously announced, up from $0.5 billion (10%) in the prior quarter.

•

Financing and leasing assets held for sale were $1.0 billion at June 30, 2008, down from $2.6 billion from last quarter due to the completed sales of $1.2 billion of revolving asset- based commercial loans, $0.5 billion of other loans and $300 million in commercial aircraft.

Convertible Preferred / Earnings per Share

•

Outstanding common shares increased to 285.2 million from 191.6 million at the end of March 2008 due to the previously mentioned issuance of 91 million common shares as part of a capital raise in April.

•	The April issuance of a $575 million convertible preferred has the potential to convert into an additional 45.5 million common shares at a conversion price of approximately $12.65.
•

Given our current income levels and stock price, the earnings per share and other per share calculations do not include either the full effect of the common shares issued in April or the dilutive effect of the potential preferred conversion and other potentially dilutive securities.

Segment Results:

Corporate Finance

•

Total net revenues (the sum of net finance revenue and other income) decreased from last quarter, reflecting the sale of finance receivables. Other income was up from last quarter and included a gain on sale of approximately $10 million on a foreclosed energy plant asset.

•

Net finance revenue as a percentage of average earning assets declined from last quarter. Volume was down 18% from last quarter, impacted by weak market conditions and management’s decision to limit new origination volumes. The current quarter includes approximately $650 million of loans originated by CIT Bank.

•

Net charge-offs were below the prior quarter, which included the previously mentioned charge-off for an energy company that filed for bankruptcy. Delinquencies and non- performing assets increased from last quarter, primarily in consumer-related sectors such as media and gaming, and commercial real estate. The increase in delinquencies also includes the energy loan that was put on nonperforming status last quarter.

•	Net income of $59 million and return on risk-adjusted capital of 9% improved from prior quarter results.

Transportation Finance

•

Total net revenues were up over last quarter due to growth and strong gains on equipment sales, in both aerospace and rail. Our commercial aircraft portfolio continued to be fully utilized. Rail utilization remained solid at 96% including customer commitments to lease, and returns were strong due in part to increased gains on railcars sold.

•

Net finance revenue as a percentage of average earning assets after depreciation was up from last quarter on strength in non-operating lease margins. Operating lease margins were down slightly, driven by softer aerospace rates.

•	Volume was up slightly from last quarter. All aircraft scheduled for delivery in our aerospace order book through early 2010 have been placed.
•	Credit quality continued strong with no net charge-offs, and modestly lower delinquencies and non-performing asset levels.
•	Return on risk-adjusted capital increased to 21% from 20% last quarter.

Trade Finance

•	Total net revenues were down from last quarter due to seasonally lower volume coupled with the effects of a weaker US economy and retail sales in the United States.
•	Net finance revenue as a percentage of average earning assets decreased on lower market interest rates and higher funding costs.
•	Credit metrics weakened as net charge-offs, delinquencies and non-performing assets were up over last quarter and last year reflecting economic softness, particularly among retailers.
•	Return on risk-adjusted capital declined to 13% from 16% last quarter.

Vendor Finance

•

Total net revenues were down from last quarter reflecting the sale of our equity interest in the U.S. Dell vendor relationship in late 2007, lower securitization gains, impairment charges and reduced receivable sale and syndication fees.

•

Other income includes pre-tax impairment charges of $20 million and $33 million in the second and first quarters, respectively, primarily reflecting the repricing of debt costs underlying a securitization conduit vehicle.

•	Net finance revenue as a percentage of average earning assets after depreciation was down from last quarter due to higher funding costs.
•	Credit losses were up slightly over last quarter, but delinquencies and non-performing asset levels declined.
•	Total new business volume was up over the prior quarter, as declines in Dell volumes were offset by new vendor relationships.
•

Net income of $11 million and return on risk-adjusted capital of 3% improved from prior quarter results. Excluding the impairment charges on retained interests, return on risk- adjusted capital was down from last quarter.

Consumer

•	Total net revenues were up from last quarter due to improved funding costs.
•	Net charge-offs decreased from last quarter in unsecured consumer loan portfolios. Delinquencies were flat with last quarter, while non-performing assets were up reflecting the private student loans affected by the first quarter bankruptcy of a pilot training school.
•	Reserves for credit losses were increased by $23 million for the private loan portfolio.
•	Early in the quarter we ceased the origination of new government guaranteed student loans and recorded a pre-tax restructuring charge of approximately $13 million. We are no longer originating any student loans, but we will continue to service the $11.7 billion government guaranteed portfolio.
•	Return on risk-adjusted capital increased from last quarter, which included a large provision for credit losses.

Corporate and Other

•

The current quarter includes charges of approximately $49 million that reflect interest and indirect costs associated with discontinued operations and a provision for credit loss reserves totaling $61 million to increase both specific impaired loan reserves for Corporate Finance and Trade Finance exposures and to increase overall reserves.

•

During the quarter, approximately $15 million of net interest costs were incurred as a result of maintaining higher than average cash balances and investing those balances in low risk, low return assets.

•

Other charges in the quarter include $16.7 million of preferred stock dividends. The 2008 year to date period also contains a charge for interest rate swaps related to the commercial paper program that were terminated, as well as the severance and real estate costs associated with streamlining efforts.

Discontinued Operations (Home Lending)

•

On July 1, we announced the sale of the home lending business and manufactured housing portfolio. The sale of assets and assumption of debt were completed in early July and we received over $1.7 billion of the total $1.8 billion cash consideration. Final payment will be received upon closing the servicing operation sale, which is expected in the first quarter of 2009. We have no residual risk on this transaction outside of normal representations and warranties which have been reserved for as part of the net loss recorded.

•

Consolidated results for the quarter included $435 million of tax benefits related to the reported loss from discontinued operations. The year-to-date results included $633 million of tax benefits related to the discontinued home lending business.

•

In connection with discontinued operations accounting, certain interest expense and operating expenses that would have been allocated to the Home Lending segment, absent the sale, have instead been allocated to Corporate & Other as part of continuing operations, as presented in the following table, which reflects amounts for the quarter ended June 30, 2008. Therefore, interest expense within discontinued operations corresponds to debt of $6.1 billion, representing the secured financing assumed by the buyer and the debt that we expect to repay with the proceeds.

Quarter ended June 30, 2008	Prior Presentation Home Lending Segment	Current Presentation
		Corporate and Other	Discontinued Operations

Net finance revenue	$(6.1)	$(43.5)	$37.4
Other income	5.4	—	5.4
Provision for credit losses	(390.8)	—	(390.8)
Salaries & general operating expenses	(12.6)	(5.1)	(7.5)

Pretax loss	(404.1)	(48.6)	(355.5)
Benefit for taxes	121.6	18.3	103.3

Net (loss)	$(282.5)	$(30.3)	$(252.2)

Loss on discontinued operations			$(355.5)
Loss on sale of discontinued operations			(2,195.6)
Income tax benefit on sale			435.3

Net loss from discontinued operations			$(2,115.8)

•	Assets and liabilities relating to the home lending business are aggregated and presented as assets of / liabilities of discontinued operations on the balance sheet.

Conference Call and Webcast:

     We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio webcast today at 9:00 am (EDT). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio webcast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (EDT) July 24, 2008, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 51688000, or at the following website: http://ir.cit.com.

About CIT:

     CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com.

Forward-Looking Statements:

     This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. The transactions, plans and arrangements related to the Company’s liquidity plan and described in this release are subject to a number of uncertainties, and there can be no assurances that any or all such transactions, plans or arrangements will be undertaken, or, if undertaken, completed, or if completed, will be completed on the agreed terms. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

###

Contact:

Investor Relations	Kenneth A.	Executive Vice President,	(212) 771-9650
	Brause	Investor Relations	Investor.Relations@cit.com
Media Relations	C. Curtis Ritter	Director of External	(212) 461-7711
		Communications and	curt.ritter@cit.com
Media Relations

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended

	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Finance revenue	$1,409.2	$1,496.2	$1,561.7	$2,905.4	$2,997.7
Interest expense	747.1	832.1	847.7	1,579.2	1,637.8
Depreciation on operating lease equipment	280.1	294.6	292.3	574.7	555.9

Net finance revenue	382.0	369.5	421.7	751.5	804.0
Provision for credit losses	152.2	246.7	12.6	398.9	48.5

Net finance revenue after credit provision	229.8	122.8	409.1	352.6	755.5
Valuation allowance for assets held for sale	(13.6)	117.5	22.5	103.9	22.5

Net revenue, after credit provision and valuation allowance	243.4	5.3	386.6	248.7	733.0
Other income	155.3	178.5	500.8	333.8	817.8

Total net revenue after valuation allowance	398.7	183.8	887.4	582.5	1,550.8
Salaries and general operating expenses	318.1	303.7	351.7	621.8	683.0
Provision for severance and real estate exiting activities	17.0	69.1	34.9	86.1	34.9
Loss (gain) on debt and debt-related derivative extinguishments	(5.5)	148.1	-	142.6	139.3

Income (Loss) from continuing operations before provision for
income taxes and minority interest	69.1	(337.1)	500.8	(268.0)	693.6
Benefit (provision) for income taxes	(21.2)	96.4	(148.5)	75.2	(164.9)
Minority interest, after tax	0.2	(11.0)	(0.2)	(10.8)	(0.3)

Net income (loss) from continuing operations, before preferred
stock dividends	48.1	(251.7)	352.1	(203.6)	528.4

(Loss) from discontinued operations before income taxes	(355.5)	(195.8)	(742.2)	(551.3)	(692.8)
(Loss) on disposition of discontinued operations	(2,195.6)	-	-	(2,195.6)	-
Benefit for income taxes	435.3	197.8	263.1	633.1	245.5

(Loss) income from discontinued operations	(2,115.8)	2.0	(479.1)	(2,113.8)	(447.3)

Net (loss) income before preferred stock dividends	(2,067.7)	(249.7)	(127.0)	(2,317.4)	81.1
Preferred stock dividends	(16.7)	(7.5)	(7.5)	(24.2)	(15.0)

Net (loss) income (attributable) available to common
stockholders	$(2,084.4)	$(257.2)	$(134.5)	$(2,341.6)	$66.1

Basic Earnings Per Common Share
Income (loss) from continuing operations	$0.12	$(1.36)	$1.80	$(1.00)	$2.66
(Loss) income from discontinued operations	(8.00)	0.01	(2.50)	(9.28)	(2.32)

Net (loss) income	$(7.88)	$(1.35)	$(0.70)	$(10.28)	$0.34

Diluted Earnings Per Common Share
Income (loss) from continuing operations	$0.12	$(1.36)	$1.76	$(1.00)	$2.61
(Loss) income from discontinued operations	(8.00)	0.01	(2.45)	(9.28)	(2.27)

Net (loss) income	$(7.88)	$(1.35)	$(0.69)	$(10.28)	$0.34

Number of shares - basic (thousands)	264,381	191,091	191,808	227,704	192,953
Number of shares - diluted (thousands)	264,381	191,091	195,349	227,704	196,635

Other Income
Fees and other income(1)	$66.9	$72.7	$130.5	$139.6	$304.4
Factoring commissions	46.9	49.2	52.5	96.1	104.9
Gains (losses) on receivable sales and syndication fees	(3.3)	4.7	45.8	1.4	99.4
Gains on sales of leasing equipment	56.0	47.8	33.6	103.8	63.1
(Losses) gains on securitizations	(11.2)	4.1	7.8	(7.1)	15.4
Gain on loan portfolio dispositions	-	-	230.6	-	230.6

Total other income	$155.3	$178.5	$500.8	$333.8	$817.8

(1) Fees and other income is comprised of asset management and service fees, including securitization-related servicing fees and accretion net of impairment charge, advisory and agent fees, as well as income from joint ventures.

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2008	December 31, 2007

ASSETS
Financing and leasing assets held for investment:
Finance receivables	$53,223.7	$53,760.9
Reserve for credit losses	(780.8)	(574.3)

Net finance receivables	52,442.9	53,186.6
Operating lease equipment, net	12,342.4	12,610.5
Financing and leasing assets held for sale	1,016.7	1,260.2
Cash and cash equivalents	9,187.0	6,752.5
Retained interests in securitizations and other investments	1,216.3	1,208.0
Goodwill and intangible assets, net	1,165.6	1,152.5
Other assets	4,880.3	5,172.5
Assets of discontinued operations	5,568.2	9,270.6

Total Assets	$87,819.4	$90,613.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
Commercial paper	$62.0	$2,822.3
Variable-rate bank credit facilities	7,300.0	-
Variable-rate non-recourse, secured borrowings	14,289.5	12,644.4
Variable-rate senior unsecured notes	14,919.4	19,888.2
Fixed-rate non-recourse, secured borrowings	423.6	-
Fixed-rate senior unsecured notes	29,476.9	29,477.6
Junior subordinated notes and convertible debt	1,440.0	1,440.0

Total debt	67,911.4	66,272.5
Deposits	2,002.1	2,745.8
Credit balances of factoring clients	3,189.7	4,542.2
Accrued liabilities and payables	4,031.0	5,196.6
Liabilities of discontinued operations	4,476.8	4,838.2

Total Liabilities	81,611.0	83,595.3
Minority interest	53.7	57.5

Stockholders' Equity:
Preferred stock	1,075.0	500.0
Common stock	3.1	2.1
Paid-in capital	11,537.9	10,453.9
Accumulated deficit	(5,531.6)	(2,949.8)
Accumulated other comprehensive income	240.8	194.8
Less: treasury stock, at cost	(1,170.5)	(1,240.4)

Total Common Stockholders' Equity	5,079.7	6,460.6

Total Stockholders' Equity	6,154.7	6,960.6

Total Liabilities and Stockholders' Equity	$87,819.4	$90,613.4

Other Assets
Receivables from derivative counterparties	$1,380.8	$1,462.4
Deposits on commercial aerospace flight equipment	710.1	821.7
Accrued interest and dividends	676.3	703.5
Investments in and receivables from non-consolidated subsidiaries	239.1	233.8
Repossessed assets and off-lease equipment	216.5	226.6
Equity and debt investments	449.9	376.2
Furniture and fixtures	180.8	190.8
Prepaid expenses	116.4	131.4
Miscellaneous receivables and other assets	910.4	1,026.1

	$4,880.3	$5,172.5

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	June 30, 2008	March 31, 2008	June 30, 2007

Corporate Finance
Finance receivables	$20,841.4	$21,222.0	$19,041.9
Operating lease equipment, net	323.0	364.6	160.9
Financing and leasing assets held for sale	396.6	1,840.0	901.7

Owned assets	21,561.0	23,426.6	20,104.5

Finance receivables securitized and managed by CIT	1,210.5	1,347.7	1,090.7

Managed assets	22,771.5	24,774.3	21,195.2

Transportation Finance
Finance receivables	2,554.4	2,620.1	2,163.8
Operating lease equipment, net	10,931.8	10,740.8	10,513.6
Financing and leasing assets held for sale	448.6	500.5	4.6

Owned assets	13,934.8	13,861.4	12,682.0

Trade Finance
Finance receivables	6,237.4	7,003.9	6,900.5
Financing and leasing assets held for sale	88.0	-	-

Owned assets	6,325.4	7,003.9	6,900.5

Vendor Finance
Finance receivables	10,699.8	10,824.8	10,481.5
Operating lease equipment, net	1,087.6	1,098.3	1,258.0
Financing and leasing assets held for sale	6.7	198.7	777.3

Owned assets	11,794.1	12,121.8	12,516.8

Finance receivables securitized and managed by CIT	3,642.2	3,954.0	4,085.8

Managed assets	15,436.3	16,075.8	16,602.6

Consumer
Finance receivables - student lending	12,435.2	12,561.9	9,695.5
Finance receivables - other	455.5	557.0	785.6
Financing and leasing assets held for sale	76.8	76.5	645.9

Owned assets	12,967.5	13,195.4	11,127.0

Other
Equity Investments	258.9	233.6	151.9

Consolidated Totals
Finance receivables	$53,223.7	$54,789.6	$49,068.8
Operating lease equipment, net	12,342.4	12,203.7	11,932.5
Other financing and leasing assets held for sale	1,016.7	2,615.7	2,329.5

Financing and leasing assets excl. equity
investments	66,582.8	69,609.0	63,330.8
Equity investments	258.9	233.6	151.9

Owned assets	66,841.7	69,842.6	63,482.7
Finance receivables securitized and managed by
CIT	4,852.7	5,301.7	5,176.5

Managed assets	$71,694.4	$75,144.3	$68,659.2

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended			Six Months Ended

	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Corporate Finance
Net finance revenue, before depreciation	$157.3	$184.4	$185.8	$341.7	$353.3
Other income*	50.3	63.8	328.5	114.1	431.0
Depreciation on operating lease equipment	8.2	9.2	10.6	17.4	20.4
Provision for credit losses	24.5	36.6	11.4	61.1	31.8
Salaries & general operating expenses	96.7	114.2	117.5	210.9	231.8
Other pre-tax items	(13.6)	117.5	22.5	103.9	22.5

Income from continuing operations before taxes & other
items	91.8	(29.3)	352.3	62.5	477.8

(Provision) benefit for income taxes & other after-tax items	(33.1)	9.1	(133.0)	(24.0)	(178.4)

Net income (loss) from continuing operations	$58.7	$(20.2)	$219.3	$38.5	$299.4

Return on risk-adjusted capital	9.0%	-3.1%	36.2%	2.9%	25.2%
New business volume	$1,776.5	$2,161.2	$4,622.6	$3,937.7	$8,210.8

Transportation Finance
Net finance revenue, before depreciation	$246.7	$243.5	$226.9	$490.2	$437.8
Other income	34.4	39.7	19.4	74.1	37.1
Depreciation on operating lease equipment	142.2	149.5	137.0	291.7	270.6
Provision for credit losses	(0.1)	(0.4)	0.3	(0.5)	(22.1)
Salaries & general operating expenses	34.2	40.6	35.4	74.8	68.7

Income from continuing operations before taxes & other	104.8	93.5	73.6	198.3	157.7
(Provision) benefit for income taxes & other after-tax items	(13.3)	(9.0)	(10.7)	(22.3)	(18.5)

Net income from continuing operations	$91.5	$84.5	$62.9	$176.0	$139.2

Return on risk-adjusted capital	21.2%	19.8%	15.4%	20.5%	17.3%
New business volume	$727.0	$710.1	$696.3	$1,437.1	$1,382.5

Trade Finance
Net finance revenue	$30.8	$36.2	$42.0	$67.0	$83.4
Other income	54.1	65.9	66.5	120.0	134.2
Provision for credit losses	10.9	9.5	10.3	20.4	18.2
Salaries & general operating expenses	33.3	39.2	40.4	72.5	81.7

Income from continuing operations before taxes & other	40.7	53.4	57.8	94.1	117.7
(Provision) benefit for income taxes & other after-tax items	(14.5)	(20.2)	(21.7)	(34.7)	(45.0)

Net income from continuing operations	$26.2	$33.2	$36.1	$59.4	$72.7

Return on risk-adjusted capital	12.9%	15.8%	16.5%	14.4%	16.7%

Vendor Finance
Net finance revenue, before depreciation	$252.3	$266.3	$291.9	$518.6	$543.4
Other income**	16.0	11.8	79.7	27.8	190.6
Depreciation on operating lease equipment	129.8	136.1	144.8	265.9	265.2
Provision for credit losses	22.6	28.2	5.8	50.8	16.2
Salaries & general operating expenses	101.6	104.0	120.2	205.6	235.4

Income from continuing operations before taxes & other	14.3	9.8	100.8	24.1	217.2
(Provision) benefit for income taxes & other after-tax items	(3.5)	(3.0)	(30.7)	(6.5)	(70.7)

Net income from continuing operations	$10.8	$6.8	$70.1	$17.6	$146.5

Return on risk-adjusted capital	2.7%	1.6%	17.1%	2.1%	19.3%
New business volume	$2,366.0	$2,240.8	$2,462.6	$4,606.8	$4,772.5

Consumer
Net finance revenue	$39.0	$27.2	$35.5	$66.2	$67.4
Other income	0.9	(8.4)	17.4	(7.5)	35.2
Provision for credit losses	33.1	149.6	7.8	182.7	15.7
Salaries & general operating expenses	15.6	21.3	27.1	36.9	52.6

Income from continuing operations before taxes & other	(8.8)	(152.1)	18.0	(160.9)	34.3
(Provision) benefit for income taxes & other after-tax items	9.0	56.9	(2.9)	65.9	(7.8)

Net income (loss) from continuing operations	$0.2	$(95.2)	$15.1	$(95.0)	$26.5

Return on risk-adjusted capital	0.3%	-143.7%	11.6%	-72.8%	10.4%
New business volume	$126.7	$1,210.0	$1,667.3	$1,336.7	$3,669.1

Corporate and Other
Net finance revenue, before depreciation	$(64.3)	$(93.3)	$(68.0)	$(157.6)	$(125.4)
Other income	(0.4)	5.6	(10.7)	5.2	(10.3)
Depreciation on operating lease equipment	(0.2)	(0.2)	(0.2)	(0.4)	(0.4)
Provision for credit losses	61.2	23.2	(23.1)	84.4	(11.4)
Salaries & general operating expenses	36.7	(15.6)	11.5	21.1	12.8
Other pre-tax items***	11.5	217.2	34.9	228.7	174.2

Income from continuing operations before taxes & other	(173.9)	(312.3)	(101.8)	(486.2)	(310.9)
(Provision) benefit for income taxes & other after-tax items	34.5	51.5	50.5	86.0	155.1

Net (loss) from continuing operations	$(139.4)	$(260.8)	$(51.3)	$(400.2)	$(155.8)

Return on risk-adjusted capital	-9.7%	-16.5%	-3.4%	-13.1%	-5.0%

*	The June 2007 amounts include a gain on portfolio disposition (Construction Sale) of $230.6 million.

**	The June and March 2008 amounts includes pre-tax impairment charges on retained interests of approximately $20 million and $33 million, respectively.

***	The March 2008 and YTD June 2008 amounts include $148.1 million charge related to debt extinguishment and $69.1 million charge for severance

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

	Quarters Ended						Six Months Ended
	June 30, 2008		March 31, 2008		June 30, 2007		June 30, 2008		June 30, 2007
Net Credit Losses - Owned as a Percentage of Average
Finance Receivables
Corporate Finance	$25.2	0.47%	$39.6	0.71%	$9.7	0.18%	$64.8	0.58%	$30.5	0.29%
Transportation Finance	-	-	(0.6)	(0.09)%	0.4	0.08%	(0.6)	(0.04)%	(22.1)	(2.02)%
Trade Finance	12.1	0.74%	8.9	0.51%	10.0	0.59%	21.0	0.62%	17.0	0.51%
Vendor Finance	21.2	0.79%	19.4	0.73%	12.4	0.48%	40.6	0.76%	22.4	0.45%

Commercial Segments	58.5	0.56%	67.3	0.63%	32.5	0.32%	125.8	0.60%	47.8	0.24%
Consumer	28.2	0.87%	30.8	0.97%	7.8	0.30%	59.0	0.92%	15.2	0.30%

Total	$86.7	0.64%	$98.1	0.71%	$40.3	0.32%	$184.8	0.67%	$63.0	0.25%

Net Credit Losses - Managed as a Percentage of Average
Managed Finance Receivables
Corporate Finance	$28.8	0.50%	$42.2	0.71%	$12.8	0.22%	$71.1	0.60%	$35.6	0.32%
Transportation Finance	-	-	(0.6)	(0.09)%	0.4	0.08%	(0.6)	(0.04)%	(22.1)	(2.02)%
Trade Finance	12.1	0.74%	8.9	0.51%	10.0	0.59%	21.0	0.62%	17.0	0.51%
Vendor Finance	33.3	0.97%	29.4	0.80%	18.5	0.51%	62.6	0.85%	31.9	0.46%

Commercial Segments	74.2	0.65%	79.9	0.66%	41.7	0.36%	154.1	0.65%	62.4	0.28%
Consumer	28.2	0.87%	30.8	0.97%	7.8	0.30%	59.0	0.92%	15.2	0.30%

Total	$102.4	0.70%	$110.7	0.73%	$49.5	0.35%	$213.1	0.71%	$77.6	0.28%

Finance Receivables Past Due 60 days or more - Owned as a Percentage of Finance Receivables
	June 30, 2008		March 31, 2008		June 30, 2007

Corporate Finance	$535.2	2.57%	$266.6	1.26%	$137.2	0.72%
Transportation Finance	6.2	0.24%	14.6	0.56%	12.5	0.58%
Trade Finance	125.9	2.02%	86.1	1.23%	87.2	1.26%
Vendor Finance	311.7	2.91%	339.6	3.14%	209.5	2.00%

Commercial Segments	979.0	2.43%	706.9	1.70%	446.4	1.16%
Consumer	642.5	4.98%	642.8	4.90%	497.5	4.75%

Total	$1,621.5	3.05%	$1,349.7	2.46%	$943.9	1.92%

Non-performing Assets - Owned as a Percentage of Finance
Receivables	June 30, 2008		March 31, 2008		June 30, 2007

Corporate Finance	$540.2	2.59%	$442.4	2.08%	$147.3	0.77%
Transportation Finance	-	-	7.9	0.30%	5.0	0.23%
Trade Finance	83.3	1.34%	44.4	0.63%	53.2	0.77%
Vendor Finance	195.7	1.83%	205.5	1.90%	117.5	1.12%

Commercial Segments	819.2	2.03%	700.2	1.68%	323.0	0.84%
Consumer	166.7	1.29%	87.7	0.67%	3.7	0.03%

Total	$985.9	1.85%	$787.9	1.44%	$326.7	0.67%

Finance Receivables Past Due 60 days or more - Managed as
a Percentage of Managed Financial Assets	June 30, 2008		March 31, 2008		June 30, 2007

Corporate Finance	$561.2	2.46%	$291.0	1.19%	$142.7	0.68%
Transportation Finance	6.2	0.21%	14.6	0.47%	12.5	0.58%
Trade Finance	125.9	1.99%	86.1	1.23%	87.2	1.26%
Vendor Finance	470.1	3.28%	510.5	3.41%	357.0	2.33%

Commercial Segments	1,163.4	2.52%	902.2	1.82%	599.4	1.32%
Consumer	642.5	4.95%	642.8	4.87%	497.5	4.47%

Total	$1,805.9	3.06%	$1,545.0	2.46%	$1,096.9	1.94%

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Continuing Operations

Profitability
Net finance revenue as a percentage of AEA	2.34%	2.28%	2.78%	2.31%	2.72%
Net finance revenue after provision as a percentage of AEA	1.41%	0.76%	2.69%	1.08%	2.55%
Salaries and general operating expenses as a percentage of AMA(1)	1.83%	1.73%	2.12%	1.77%	2.12%
Efficiency ratio(2)	59.2%	55.4%	38.1%	57.3%	42.1%
Return on average common stockholders' equity	2.0%	-15.9%	20.0%	-7.0%	14.9%
Return on AEA	0.19%	-1.60%	2.27%	-0.70%	1.74%
Return on AMA	0.18%	-1.47%	2.08%	-0.65%	1.59%
See "Non-GAAP Disclosures" for additional information regarding profitability ratio and metric comparisons.

(1)	The salaries and general operating expenses do not include the provision for severance and real estate exiting activities.

(2)	The efficiency ratio is the ratio of salaries and general operating expenses (excluding the provision for severance and real estate exiting activities) to total net revenues (before provision for credit losses and valuation allowance).

Average Balances
Average Finance Receivables (AFR)	$54,524.6	$55,441.4	$50,995.6	$54,989.3	$49,745.2
Average Earning Assets (AEA)	65,184.2	64,918.6	60,759.4	64,996.4	59,151.0
Average Managed Assets (AMA)	69,519.5	70,378.4	66,275.1	70,410.7	64,537.8
Average Operating Leases (AOL)	12,610.6	12,541.4	11,695.6	12,584.1	11,450.5
Average Common Stockholders' Equity	6,411.6	6,507.3	6,889.1	6,487.7	6,871.0

	June 30, 2008	March 31, 2008	June 30, 2007
Consolidated
Capital and Leverage
Total tangible stockholders' equity to managed assets	9.02%	8.33%	8.27%
Tangible book value per common share	$13.86	$26.63	$28.13
Book value per common share	$17.94	$32.68	$35.37
Outstanding common shares (in millions)	285.2	191.6	190.7

Reserve for Credit Losses (Continuing Operations)

Reserve for credit losses (excluding reserves related to impaired loans) as a
percentage of finance receivables, excluding student loans	1.25%	1.23%	1.22%
Reserve for credit losses (excluding reserves related to impaired loans) as a
percentage of finance receivables, excluding guaranteed student loans	1.62%	1.53%	1.21%
Reserve for credit losses as a percentage of finance receivables	1.47%	1.32%	1.03%
Reserve for credit losses as a percentage of non-performing assets, excluding
student lending	73.5%	82.0%	155.4%
Reserve for credit losses as a percentage of non-performing assets, excluding
guaranteed student loans	92.9%	101.7%	155.4%
Reserve for credit losses as a percentage of finance receivables past due 60
days or more, excluding student lending	61.6%	81.2%	111.4%

CIT GROUP INC. AND SUBSIDIARIES
Select Concentration Data
(dollars in millions unless specified)

Commercial Aerospace Portfolio:
	June 30, 2008		March 31, 2008		June 30, 2007

	Net Investment	Number	Net Investment	Number	Net Investment	Number

By Region:
Europe	$2,867.5	92	$2,788.8	90	$2,893.7	88
U.S. and Canada	1,145.5	67	1,237.4	62	1,237.8	59
Asia Pacific	2,468.8	83	2,465.1	84	1,822.0	57
Latin America	1,291.8	42	1,236.9	40	985.4	31
Africa / Middle East	513.3	11	553.5	13	497.2	13

Total	$8,286.9	295	$8,281.7	289	$7,436.1	248

By Manufacturer:
Boeing	$3,594.1	161	$3,574.6	153	$3,204.7	126
Airbus	4,684.1	133	4,698.5	135	4,222.0	121
Other	8.7	1	8.6	1	9.4	1

Total	$8,286.9	295	$8,281.7	289	$7,436.1	248

By Body Type (1):
Narrow body	$6,221.7	235	$6,217.4	230	$5,537.4	190
Intermediate	1,773.4	48	1,822.6	48	1,631.8	43
Wide body	283.1	11	233.1	10	257.5	14
Other	8.7	1	8.6	1	9.4	1

Total	$8,286.9	295	$8,281.7	289	$7,436.1	248

By Product:
Operating lease	$7,304.0	219	$7,298.8	220	$6,645.2	205
Leveraged lease (other)	41.1	2	38.8	2	40.5	2
Leveraged lease (tax optimized)	46.6	1	43.6	1	44.3	1
Capital lease	209.6	8	208.7	9	145.1	5
Loan	685.6	65	691.8	57	561.0	35

Total	$8,286.9	295	$8,281.7	289	$7,436.1	248

Number of accounts	114		104		98
Weighted average age of fleet (years)	6		6		6
Largest customer net investment	$282.8		$286.6		$282.8
Off-lease aircraft		-		-		-

New Aircraft Delivery Order Book (dollars in billions)
For the Years Ending December 31,
2007 (Remaining 2007)			-	-	0.7	14
2008 (Remaining 2008)	0.6	10	1.0	16	1.4	24
2009	0.9	14	0.8	14	0.8	13
2010	1.2	21	1.2	21	1.2	21
2011	1.3	25	1.3	25	0.8	18
2012	1.0	14	1.0	14	0.7	11
Thereafter	2.7	30	2.8	30	1.4	10

Total	$7.7	114	$8.1	120	$7.0	111

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions, except per share amounts)

	June 30, 2008	March 31, 2008	June 30, 2007

Managed assets (1):
Finance receivables	$53,223.7	$54,789.6	$49,068.8
Operating lease equipment, net	12,342.4	12,203.7	11,932.5
Financing and leasing assets held for sale	1,016.7	2,615.7	2,329.5
Equity and venture capital investments (included in other assets)	258.9	233.6	151.9

Total financing and leasing portfolio assets	66,841.7	69,842.6	63,482.7
Securitized assets	4,852.7	5,301.7	5,176.5

Managed assets	$71,694.4	$75,144.3	$68,659.2

Earning assets (2):
Total financing and leasing portfolio assets	$66,841.7	$69,842.6	$63,482.7
Credit balances of factoring clients	(3,189.7)	(3,572.9)	(3,911.0)

Earning assets	$63,652.0	$66,269.7	$59,571.7

Tangible equity (3):
Total equity	$5,079.7	$6,143.6	$6,813.8
Other comprehensive income relating to derivative financial instruments	40.9	122.0	(59.5)
Unrealized gain on securitization investments	(3.3)	(3.8)	(8.2)
Goodwill and intangible assets	(1,165.6)	(1,159.5)	(1,382.1)

Tangible common equity	3,951.7	5,102.3	5,364.0
Junior subordinated notes and convertible debt	1,440.0	1,440.0	750.0
Preferred stock	1,075.0	500.0	500.0

Tangible equity	$6,466.7	$7,042.3	$6,614.0

	Quarters Ended			Six Months Ended

	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Total net revenues(4)

Net Finance Revenue	$382.0	$369.5	$421.7	$751.5	$804.0
Other Income	155.3	178.5	500.8	333.8	817.8

Total net revenues	$537.3	$548.0	$922.5	$1,085.3	$1,621.8

	Quarters Ended

Earnings from continuing operations, net of preferred dividends (5)	June 30, 2008	EPS	March 31, 2008	EPS	June 30, 2007	EPS

Net income (loss) from continuing operations, before preferred stock dividends	$48.1	$0.18	$(251.7)	$(1.32)	$352.1	$1.80
Preferred stock dividends	(16.7)	(0.06)	(7.5)	(0.04)	(7.5)	(0.04)

Income (loss) from continuing operations, net of preferred dividends	$31.4	$0.12	$(259.2)	$(1.36)	$344.6	$1.76

	Six Months Ended
	June 30, 2008	EPS	June 30, 2007	EPS

Net income (loss) from continuing operations, before preferred stock dividends	$(203.6)	$(0.89)	$528.4	$2.69
Preferred stock dividends	(24.2)	(0.11)	(15.0)	(0.08)

Income (loss) from continuing operations, net of preferred dividends	$(227.8)	$(1.00)	$513.4	$2.61

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to funded, is a basis for revenues earned.

3) Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be

4) Total net revenues are the combination of net finance revenues after depreciation on operating leases and other income.

5) Preferred dividends are presented as a reduction to net income (loss) from continuing operations to reflect the ongoing capital commitment associated with these shares.